MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.,

CLEAN CHOICE SOLAR, LLC,

and

KORT POTTER

and

BARNABY BAKER,

as the sole Members of

CLEAN CHOICE SOLAR, LLC.

Dated as of January 28th , 2015

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1

ARTICLE II SALE AND PURCHASE OF SHARES	6
2.1	Sale and Purchase of Membership Interests	6
2.2	Purchase Price	7
2.3	Closing	8
2.4	Non-Compete	8
2.5	Consent to Withdrawal and Transfer	8
2.6	Tax Withholding

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	8
3.1	Authority	8
3.2	Membership Interest Ownership	9
3.3	No Conflicts	9
3.4	Litigation	9
3.5	Brokers’ Fees	9
3.6	Securities Law	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	10
4.1	Organization, Qualification and Corporate Power	10
4.2	Members	10
4.3	Authority	11
4.4	No Conflicts	11
4.5	Financial Statements	11
4.6	Absence of Certain Changes	12
4.7	No Undisclosed Liabilities	14
4.8	Title to and Sufficiency of Assets	14
4.9	Tangible Personal Property; Condition of Assets	14
4.10	Accounts Receivable; Accounts Payable	14
4.11	Relationship with Business Partners, Vendors, Suppliers	15
4.12	Real Property	15
4.13	Contracts	15
4.14	Intellectual Property	16
4.15	Tax	17
4.16	Legal Compliance	19
4.17	Litigation	19
4.18	Service Warranties	19
4.19	Environmental	19
4.20	Employees	20
4.21	Employee Benefits	20
4.22	Customers and Suppliers	22
4.23	Transactions with Related Persons	23
4.24	Indebtedness and Guaranties	23
4.25	Capital Expenditures	23
4.26	Insurance	23
4.27	No Acceleration of Rights and Benefits	24
4.28	Brokers’ Fees	24
4.29	Disclosure	24

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER	24
5.1	Organization and Authority	24
5.2	No Conflicts	24
5.3	Alpine 4 Stock	24
5.4	No Undisclosed Liabilities	52
5.5	Legal Compliance	25
5.6	Litigation	25
5.7	Absence of Certain Changes	25
5.8	Brokers’ Fees	25
5.9	Investment Intent	25

ARTICLE VI CLOSING CONDITIONS	26
6.1	Conditions to the Buyer’s Obligations	26
6.2	Conditions to each Seller’s Obligations	27

ARTICLE VII POST-CLOSING COVENANTS	27
7.1	Litigation Support	28
7.2	Transition	28
7.3	Confidentiality	28
7.4	Consulting Agreement	28
7.5	Compliance with Laws	28
7.6	Securities Consideration.	28

ARTICLE VIII INDEMNIFICATION[	29
8.1	Indemnification by the Seller	29
8.2	Indemnification by the Buyer	29
8.3	Survival and Time Limitations	29
8.4	Limitations on Indemnification by the Seller	30
8.5	Claims Against the Company	30
8.6	Third-Party Claims	30
8.7	Other Indemnification Matters	31
8.8	Exclusive Remedy	31

ARTICLE IX TAX MATTERS	32
9.1	Tax Indemnification	32
9.2	Tax Periods Ending on or Before the Closing Date	32
9.3	Tax Periods Beginning Before and Ending After the Closing Date	32
9.4	Cooperation on Tax Matters	32
9.5	Certain Transfer Taxes	33

ARTICLE X MISCELLANEOUS	33
10.1	No Third-Party Beneficiaries	33
10.2	Entire Agreement	33
10.3	Successors and Assigns	33
10.4	Counterparts	33
10.5	Notices	33
10.6	Jurisdiction; Service of Process	34
10.7	Venue; Waiver of Jury Trial.	34
10.8	Governing Law	35
10.9	Amendments and Waivers	35
10.10	Severability	35
10.11	Expenses	35
10.12	Construction	36
10.13	Specific Performance	36
10.14	Further Assurances	36
10.15	Public Announcement	36

APPENDIX

A           Form of Legal Opinion

EXHIBITS

A           Consulting Agreements

SCHEDULES
4.1	Organization
4.5	Financial Statements
4.9	Tangible Personal Property
4.10(a)	Accounts Receivable
4.10(b)	Accounts Payable
4.12	Real Property
4.13	Material Contracts
4.14	Intellectual Property
4.15	Tax Returns, Audits and Elections
4.16	Permits
4.17	Litigation and Orders
4.18	Product and Service Warranties
4.20	Employees
4.21	Employee Benefit Plans
4.22	Major Customers
4.23	Related Persons Transactions
4.24	Indebtedness and Guaranties
4.25	Capital Expenditures
4.26	Insurance
8.1	Indemnification

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of January 28, 2015, by and among Alpine 4 Automotive Technologies Ltd., a Delaware corporation (the “Buyer”), Clean Choice Solar, LLC, a California limited liability company (the “Company”), and Kort Potter and  Barnaby Baker (each, a “Seller” and collectively, the “Sellers”).  The Buyer, the Sellers, and the Company may each be referred to herein as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

The Sellers collectively owns all of the outstanding Membership Units of the Company, which is engaged in the business of _________________ (such business operations as conducted on the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”).  Pursuant to this Agreement, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, all of the outstanding Membership Interests of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

“Accounts Payable” means all trade and other accounts payable, including accrued expenses, owed by the Company.

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to the Company as of the Closing Date.

“Active Employees” means all employees employed by the Company, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.  With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Affiliated Group” means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Alpine 4 Stock” means the shares of common stock, par value $0.001 per share, of Buyer.

“Assets” means the following assets of the Company:

(i)	See Addendum B

“Balance Sheet” means the balance sheets of the Company as of December 31, 2014, and December 31, 2013, and the notes thereto, all of which are attached to Schedule 4.5.

“Business Day” means any day that is not a Saturday, Sunday or a Federal public holiday.

“Buyer Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the business of the Buyer, capitalization, financial condition, operating results, or operations of the Buyer, taken as a whole, or to the ability to timely consummate the Transactions.

“Closing Date Debt” means all Indebtedness, if any, of the Company outstanding immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the Company and, to the extent relevant to the Liabilities of the Company, any predecessor of the Company.

“Company Benefit Plan” means each Employee Benefit Plan (as defined below) that is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or with respect to which the Company or any of its ERISA Affiliates has or could incur any liability.

 “Confidential Information” means information concerning the Business or the affairs of the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Customer” means any Person who is or was a customer or client of the Company on the date of this Agreement or during the 12 month period prior to such date.

“Employee Benefit Plan” means, whether written or unwritten, any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other incentive plan or arrangement, or (d) employment, consulting, bonus, incentive, vacation, sick leave, severance, termination, retention, change of control, profit-sharing, disability, medical, life insurance, scholarship or tuition reimbursement, fringe benefit or other similar plan, program, agreement, payroll practice or commitment.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2), whether or not such plan is subject to ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1), whether or not such plan is subject to ERISA.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(l) that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), without regard to whether or not each such entity, trade or business is subject to the Code or ERISA.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company.  The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Intellectual Property” means, with respect to the Company's Business, all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of any Person means (a) the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity).  Notwithstanding the foregoing, references to the “Seller’s Knowledge” mean the actual knowledge of either of the Sellers and references to the “Company’s Knowledge” mean the actual knowledge of Kort Potter and the knowledge that such individual should have after reasonable inquiry of the employees, directors and officers of the Company or in the reasonable exercise of his professional duties.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loss” means any loss, claim, demand, Order, damage (excluding, with respect to indemnification claims between Sellers and Buyer (and not with respect to indemnification claims involving third parties), consequential damages), penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the Business, assets, Liabilities, capitalization, financial condition, operating results, or operations of the Company, taken as a whole, or to the ability of the Company and the Sellers to timely consummate the Transactions, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) changes due to compliance by Sellers or the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement, or (f) the announcement of the Transactions.

“Membership Interests” means the interests or units of ownership in the Company entitling the member holding such unit or interest to an economic interest and a voting interest in the Company.

 “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Company, consistent with past operating practices.

“Party” means the Buyer, the Company and the Seller.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due, and (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

 “Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree of consanguinity, and any other individual who resides with the specified individual.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means any issued and outstanding share of common stock, no par value, of the Company.

“Tax” means (A) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (B) Liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) Liability for the payment of any amounts of the type described in clause (A) or (B) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Trading Day” means any day on which the New York Stock Exchange is open for trading, whether or not any of the Alpine 4 Stock is actually traded on that exchange or on that day.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Consulting Agreements, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments” includes, without limitation (i) all of the Seller's Transaction Expenses, if any, and (ii) all severance, change in control, stay-pay, bonus or other similar payments to any current or former employees, officers, directors or managers of the Company or any of its Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments; except in either case to the extent such have been paid and fully discharged by the Sellers or the Company prior to the Closing.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Membership Interests

.  Subject to the terms and conditions of this Agreement, the Buyer will purchase from Sellers, and Sellers will sell and deliver to the Buyer, all membership units interests in the Company held beneficially or of record by each of the Members (the "Company Interests"), as set forth opposite each Member’s name on Schedule 1, which Membership Interests equal one hundred percent (100%) of the issued and outstanding Membership Interests of the Company.

2.2 Purchase Price.

(a) The total consideration for the Membership Interests (the “Purchase Price”) shall be $8,400,000, which is the sum of the Securities Consideration, the Cash Consideration, and the “Accounts Receivable Consideration, each as hereinafter defined.

(b) The “Securities Consideration” shall be 2,500,000 shares of Alpine 4 restricted Common Stock, par value $0.0001 per share (the “Shares”), with 1,250,000 Shares being issued to each of the Sellers. With respect to the Securities Consideration, the Parties agree as follows:

(i) With respect to the Shares, each of the Sellers shall have the right, but not the obligation, to require the Buyer to redeem such Seller’s pro rata portion of the Shares by providing a written request (a “Redemption Notice”) to the Buyer within fourteen (14) days of the date (the “Redemption Date”) which is the 24-month anniversary of the Effective Date of this Agreement, at a per share redemption price (the “Redemption Price”) of $1.00.  The Parties further agree that if either or both of the Sellers give a Redemption Notice to the Buyer, the Buyer shall have up to ninety (90) days to effectuate the redemption of such Shares.

(ii) The Sellers shall have the right, subject to applicable laws and regulations, to sell any or all of the Shares at any time prior to the Redemption Date.  However, the Buyer and the Sellers understand, acknowledge, and agree that the Sellers shall not be entitled to require the redemption with respect to any Shares sold prior to the Redemption Date.

(c) The “Cash Consideration” shall be the aggregate amount of $5,900,000, with $2,800,000 being paid to each Seller, and with $300,000 being deposited into the accounts of the Company for use as working capital.

(d) The “Accounts Receivables Consideration” shall be the total amount collected by the Company from Accounts Receivable owed to the Company as of the Closing Date (defined below), and shall be paid to the Sellers, on a pro rata basis based on their ownership of the Company as reflected on Schedule 1 hereto, within ten (10) business days of collection of such accounts receivable by the Company.  The Parties understand, acknowledge, and agree that the Company shall be entitled to withhold any applicable taxes or such other amounts as required in connection with payment of compensation by the Company.

(e) At the Closing, subject to the terms and conditions of this Agreement,

(i) Sellers shall transfer all of the Membership Interests of the Company owned by Sellers to the Buyer by delivering to the Buyer the certificates therefor, with all necessary endorsements and assurances in order to permit immediate registration of the transfer thereof on the books of the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities Law), accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer;

(ii) against receipt of the Shares, the Buyer shall issue, deliver, and pay, as applicable, the Securities Consideration, the Cash Consideration, and the Accounts Receivable Consideration as follows:  (A) an aggregate of 1,250,000 Shares to each Seller, duly registered in the name of such Seller (with delivery of the certificate(s) representing the Securities Consideration to be delivered within 30 days of the Closing); and (B)  Cash Consideration of $2,950,000 shall be paid to each Seller, by wire transfers of immediately available funds to bank accounts designated by the Sellers on the Signature Page hereto; and (C) as noted above, the Buyer shall cause the Company to pay to the Sellers, on a pro rata basis, the total amount collected by the Company from Accounts Receivable owed to the Company as of the Closing Date within ten (10) business days of collection of such Accounts Receivable.

(iii) upon the execution of this Agreement by the Company, the Sellers, and the Buyer, and contingent upon the approval of Company’s Management, the Buyer shall be deemed to have become the sole member of the Company, and acknowledges and agrees to such membership.

2.3 Closing

.  Buyer has had until and through January 28, 2015, in which to conduct due diligence (the "Due Diligence Period"). Sellers have provided Buyer with all documents and information concerning the Business and the Assets as Buyer requested, including without limitation all ledgers and financial statements, income documentation, sales history, sales tax records, client records, client and prospective client lists, employee salaries and benefits, and all other pertinent documents, in each case, to the extent requested throughout the Due Diligence Period by Buyer to objectively evaluate the Business.  Following such Due Diligence Period, the closing of the Transactions (the “Closing”) to be performed on the Closing Date will take place remotely via the exchange of documents and signatures as the Buyer and the Sellers may mutually determine (the “Closing Date”).  The sale, assignment, transfer and conveyance to the Buyer of the Shares will be deemed effective as 12:01 a.m. on the Closing Date.

2.4 Termination Prior to Closing

.  The Parties understand, acknowledge, and agree that following the execution of this Agreement, Seller and the Company shall continue to provide information to the Buyer (including but not limited to disclosure schedules, financial statements, and additional information).  The Parties further understand, acknowledge, and agree that Buyer shall have the right, prior to Closing, to terminate this Agreement in the event that information provided to Buyer by Seller or the Company differs materially from information which has been provided to the Buyer prior to the execution of this Agreement, as determined in the Buyer’s discretion.  In the event that Buyer exercises its option to terminate this Agreement prior to closing, each party shall be responsible for its own expenses, and the rights and obligations of the Parties shall terminate; provided, however, that the obligations of the Parties in Sections 7.3, 8.1, and 8.2 shall survive the termination of this Agreement.

2.5 Non-Compete

.  In connection with the purchase of the Shares by the Buyer, each Seller hereby agrees that during the term of such Seller’s Consulting Agreement (and any extensions), and for a period of five (5) years from the date of any termination of  such Seller’s consulting relationship with the Company for any reason, neither Seller shall accept employment with or render any service to, or acquire or own, directly or indirectly, any ownership interest or any creditor or debtor interest in, any direct competitor of the Company or create or engage in creating or conducting a competing business anywhere within the geographic area in which the Company conducts Business or provides services.

2.6 Consent to Withdrawal and Transfer

.  By signing below, each of the Sellers understands, acknowledges, agrees and consents to the transfer of the Membership Interests of, and the withdrawal as Member of the Company by, the other Seller.  This agreement and consent is intended to satisfy the requirements in Article 7 of the Company’s Operating Agreement, and any other requirements relating to the withdrawal as a Member and transfer of Membership Interest by the Sellers.

2.7 Tax Withholding

. Notwithstanding anything to the contrary in this Article II, to the extent required by the Code or applicable Law, the Buyer shall be permitted to deduct and withhold for taxes any required amounts from the Purchase Price (or any portion thereof), as reasonably determined by the Buyer.  Any tax amounts so deducted or withheld shall be treated as if paid to the Party for whom the tax deduction or withholding was required.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

By signing below, each Seller represents and warrants, severally and not jointly, to the Buyer that the following representations are true and complete as of the Closing Date:

3.1 Authority

.  Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which Seller is a party and to perform the Seller’s obligations thereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against Seller in accordance with the terms of this Agreement.  Upon the execution and delivery by Seller of each Transaction Document to which Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of Seller enforceable against Seller in accordance with the terms of such Transaction Document.

3.2 Membership Interest Ownership

.  Seller owns of record and beneficially the Membership Interests set forth next to such Seller’s name on the Signature Page hereto, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law).  Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Membership Interests or (b) any voting trust, proxy or other Contract relating to the voting of any Membership Interests.  At the Closing, Seller will have duly transferred to the Buyer all of Seller’s Membership Interests, free and clear of any Encumbrance, and such Membership Interests, together with the Membership Interests of the other Seller, constitute 100% of the issued and outstanding Membership Interests of the Company.

3.3 No Conflicts

.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which Seller, or any of Seller’s Membership Interests, is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any of Seller’s Membership Interests is subject or the performance of which is guaranteed by Seller; or (c) result in the imposition of any Encumbrance on any of Seller’s Membership Interests.  Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4 Litigation

.  There is no Proceeding pending or, to Seller’s Knowledge, threatened or anticipated against Seller relating to or affecting the Transactions.

3.5 Brokers’ Fees

.  The Sellers agree, jointly and severally, to be responsible for the payment of any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

3.6 Securities Law.

(a) Seller acknowledges that the offer and sale of the Securities Consideration is intended to be exempt from registration under the Securities Act and all applicable state securities Law.

(b) Seller:  (i) has been furnished with a copy of Buyer’s SEC filings filed with the SEC and all reports or documents required to be filed thereafter with the SEC pursuant to the Securities Exchange Act of 1934, as amended; (ii) has been provided copies of all other reasonably requested material information regarding Buyer; and (iii) has been afforded an opportunity to ask questions of, and receive answers from, management of Buyer in connection with the Securities Consideration.  Seller has not been furnished with any oral or written representation in connection with the purchase of the Securities Consideration by or on behalf of Buyer that Seller has relied on that is not contained in this Agreement.

(c) Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Securities Consideration; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Securities Consideration and to make an informed investment decision with respect thereto; and (iv) has consulted with its own advisors with respect to the purchase of the Securities Consideration.

(d) The Securities Consideration is being acquired for Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof unless the shares of such Securities Consideration are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available.  Seller fully understands and agrees that it may have to bear the economic risk of the investment in the Securities Consideration for an indefinite period of time because, among other reasons, such Securities Consideration has not been registered under the Securities Act or under the securities Law of any states, and, therefore, the shares of such Securities Consideration are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available.  Seller understands that Buyer is not under any obligation to register such Securities Consideration on Seller’s behalf or to assist Seller in complying with any exemption from registration under the Securities Act or applicable state securities Law.  Seller understands that unless the shares of such Securities Consideration are eligible for sale pursuant to Rule 144(d), Buyer may require, as a condition to registering the transfer of such Securities Consideration, an opinion of counsel satisfactory to Buyer to the effect that such transfer does not violate such registration requirements

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

The Sellers and the Company, jointly and severally, represent and warrant to the Buyer as follows:

4.1 Organization, Qualification and Corporate Power

.  Schedule 4.1 sets forth the Company’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company is duly qualified to do business and is in good standing under the laws of its jurisdiction of organization and the laws of each jurisdiction where such qualification is required.  The Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations.  The Company does not currently maintain, nor has at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the United States. The Company has delivered to the Buyer correct and complete copies of the Organizational Documents of the Company.  The Company is not in violation of any of its Organizational Documents.  The minute books, the stock certificate books and the stock ledger of the Company, in each case as delivered or made available to the Buyer, are correct and complete.  The Company has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 4.1 or (ii) operated any business other than the Business.

4.2 Members

.  The Sellers are the sole Members of the Company, and no other individual, entity, or other person owns any Membership Interests.  All of the outstanding Membership Interests of the Company have been duly authorized and are validly issued, fully paid and nonassessable.  There are no outstanding securities convertible or exchangeable into Membership Interests of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Membership Interests of the Company.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  The Company has not violated any securities Law in connection with the offer, sale or issuance of any of its Membership Interests or other equity or debt securities.  There are no voting trusts, proxies or other Contracts relating to the voting of the Membership Interests of the Company.  The Company does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person.

4.3 Authority

.  The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party have been duly authorized by the board of directors of the Company.  This Agreement and each Transaction Document to which the Company is a party constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.  Upon the execution and delivery by the Company of each Transaction Document to which the Company is a party, such Transaction Document will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with the terms of such Transaction Document.

4.4 No Conflicts

.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit held by the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Company; (c) violate any Organizational Document of the Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract; (e) cause the Buyer or the Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by the Company.  The Company does not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.5 Financial Statements.

(a) Attached to Schedule 4.5 are the following financial statements (collectively, the ”Financial Statements”):  (i) unaudited balance sheets of the Company as of December 31 for each of the years 2012 to 2013, and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of December 31, 2014, and statements of income, changes in stockholders’ equity, and cash flow for the 3-month period then ended.  The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of and for their respective dates and periods covered thereby; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).

(b) The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and commercially reasonable business practices in its industry, (iv) form the basis for the Financial Statements with respect to the Company and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis.  All computer-generated reports and other computer output included in its books and records are complete and correct in all material respects and were prepared in accordance with commercially reasonable business practices based upon accurate data.  The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) There are no events of fraud, whether or not material, that involve management or other employees of the Company who have a significant role in the Company’s financial reporting and/or relate to the Business.

4.6 Absence of Certain Changes

.  Since December 31, 2014 (the “Interim Date”), there has not been any Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.  Since the Interim Date, the Company has:

(a) not sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business or made any distributions of any assets (cash or otherwise) to any of its Affiliates;

(b) not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c) not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property or assets in excess of $5,000 in the aggregate;

(d) not entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $5,000 or that cannot be terminated without penalty on less than six months’ notice, with the exception of inventory purchase orders;

(e) not accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than $5,000 annually to which the Company is a party or by which it or its assets is bound, and the Company has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts or Permits) has accelerated, terminated, modified or cancelled the same;

(f) not had an Encumbrance (other than Permitted Encumbrances) imposed upon it or any of its assets;

(g) not (i) made any capital expenditure (or series of related capital expenditures) either involving more than $5,000, except for certain software development expenditures, or outside the Ordinary Course of Business (ii) failed to make any scheduled capital expenditures or investments when due, or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

(h) not delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(i) not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $5,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(j) not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $5,000;

(k) not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(l) not (i) conducted the Business outside the Ordinary Course of Business, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the compensation of any of its directors, officers or employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

(m) not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting  method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n) not had any Proceeding commenced nor, to the Company’s Knowledge, threatened or anticipated relating to or affecting the Company, the Business or any asset owned or used by it;

(o) not suffered (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, or (ii) any occurrence, event or incident related to the Company outside of the Ordinary Course of Business;

(p) not estimated or recorded any Contract Loss in any single instance of more than $5,000 or any Contract Losses in the aggregate of more than $20,000;

(q) not entered into any capital or operating leases, except for that certain office lease by and between the Company and Maple Commerce Center GP, dated as of March 5, 2014

(r) not obtained or sought to obtain any Permit, other than Permits obtained or sought in connection with the new building leased pursuant to the office lease referenced in clause (q) of this Section 4.6; or

(s) not agreed or committed to any of the foregoing.

4.7 No Undisclosed Liabilities

.  The Company has not incurred any Liability (and no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet, (b) current Liabilities incurred in the Ordinary Course of Business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (c) Liabilities that are not required to be reflected in the Company’s Financial Statements in accordance with GAAP and are individually or in the aggregate not greater than $5,000.

4.8 Title to and Sufficiency of Assets

.  The Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances except for Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since the Interim Date.  The Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) all property and assets necessary to have generated the results of operations for the Business reflected in the Financial Statements and to perform under the Material Contracts.  The Company further represents and warrants that the Company will retain title to the Assets, following the Closing, and irrespective of the status of the consulting agreement between each of the Sellers and the Company.

4.9 Tangible Personal Property; Condition of Assets

.  Schedule 4.9 lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, and other items of tangible personal property owned by the Company (the “Tangible Personal Property”) that has a net book value in excess of $5,000 and the net book value of each such item.  To the Company’s Knowledge, the buildings, structures, Tangible Personal Property and other tangible assets that are owned or leased by the Company are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Business.  To the Company’s Knowledge, none of such buildings, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset.  All of the tangible assets owned or leased by the Company are located on the Real Property (except for those in transit or located temporarily at any worksite for purposes of the conduct of the Business).

4.10 Accounts Receivable; Accounts Payable.

(a) All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by the Company in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Company as of the Closing Date, respectively.  The foregoing reserves are calculated consistent with past practices.  There is no contest, claim, or right to set-off, other than warranty work in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.10(a) contains a list of all Accounts Receivable as of the December 31, 2014, which list sets forth the aging of such Accounts Receivable.

(b) All Accounts Payable as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by the Company in the Ordinary Course of Business.  All Accounts Payable will be paid on or prior to the Closing Date. There is no contest, claim, or right to set-off under any Contract with any obligee of an Account Payable relating to the amount or validity of such Account Payable.  Schedule 4.10(b) contains a list of all Accounts Payable as of December 31, 2014, which list sets forth the aging of such Accounts Payable.

4.11 Relationship with Business Partners, Vendors, Suppliers

.  As of the date of this Agreement, the Company has maintained positive business relationships consistent with past practices with its business partners, vendors, suppliers, and all others (collectively, the “Business Associates”) necessary for the operation of the Business of the Company.  Neither the Company nor either Seller is aware of any pending problems, issues, or concerns with the relationships with any of the Company’s Business Associates.

4.12 Real Property

.  The Company does not own, nor has ever owned, any real property.  Schedule 4.12 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company (with all easements and other rights appurtenant to such property, the “Real Property”).  For each item of Real Property, Schedule 4.12 also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”).  Except as set forth on Schedule 4.12, the leasehold interest of the Company with respect to each item of Real Property is free and clear of any Encumbrances, except Permitted Encumbrances.  The Company is not is a sublessor of, and has not assigned any lease covering, any item of Real Property.  The Real Property constitutes all interests in real property currently used in connection with the Business necessary to conduct the Business in the Ordinary Course of Business.  Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full.

4.13 Contracts.

(a) Schedule 4.13 lists the following Contracts to which the Company is a party or by which the Company is bound or to which any asset of the Company is subject or under which the Company has any rights or the performance of which is guaranteed by the Company or under which the Company is conducting any of the Business (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or inventory of an amount or value in excess of $10,000 or that involves expenditures or receipts in excess of $10,000; (ii) each Contract (or series of related Contracts) that involves delivery or receipt of services (other than with respect to products or inventory) of an amount or value in excess of $10,000 or that involves expenditures or receipts in excess of $10,000; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License; (iv) each licensing agreement or other Contract with respect to intellectual property of any third party, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property or intellectual property of any third party; (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (vi) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vii) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person; (viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (ix) each power of attorney; (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential, incidental or punitive damages; (xi) each Contract (or series of related Contracts) for capital expenditures in excess of $10,000; (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business; (xiii) each Contract for Indebtedness; (xiv) each employment or consulting Contract; (xv) each Contract to which the Sellers or any Related Person of the Sellers or of the Company is a party or otherwise has any rights, obligations or interests; and (xvi) each Contract not terminable without penalty on less than six months’ notice.

(b) The Company has delivered to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract.  Each Material Contract, with respect to the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  Each Material Contract, with respect to the other parties to such Material Contract, to the Company’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  To the Company's Knowledge, the Company is not aware of any breach or default, and is not aware of any event that has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  To the Company's Knowledge and to the Seller's Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has notified the Company that it has repudiated any provision of any Material Contract.

(c) There is no Contract to which the Company is a party and performing work as a subcontractor for a prime contractor (a “Subcontract”), which incorporates terms or conditions from the related Contract between the prime contractor and the other Person party thereto (the “Prime Contract”), where the terms and conditions incorporated into the Subcontract from the Prime Contract (i) impose material obligations on the Company not expressly delineated in the Subcontract (e.g., cannot incorporate by reference to the Prime Contract) or (ii) require the Company to perform in a manner inconsistent with, or above and beyond, the terms of Material Contracts (which are not Subcontracts) previously provided to the Buyer .

4.14 Intellectual Property.

(a) Except as set forth on Schedule 4.14, the Company is the sole and exclusive legal and beneficial, and, as to registered Intellectual Property, record, owner of all right, title and interest in and to the Intellectual Property, and has the valid right to use all other intellectual property of any third party used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered, or will enter, prior to Closing, into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Intellectual Property.  Each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Company immediately prior to the Closing is set forth on Schedule 4.14.  Each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.  Schedule 4.14 identifies each item of intellectual property of any third party that any Person other than the Company owns and that the Company uses pursuant to license, agreement or permission (a “License”).  With respect to each item of Intellectual Property or intellectual property of any third party required to be identified in Schedule 4.14:  (i) such item is not subject to any Order; (ii) no action is pending or, to the Company’s Knowledge, is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Company has not granted any sublicense or similar right with respect to the License relating to such item.

(b) The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the intellectual property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any intellectual property of any third party.  There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the intellectual property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any intellectual property or the Company’s rights with respect to any intellectual property of any third party; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(c) The Company has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property as of the Closing Date so as not to adversely affect the validity or enforceability thereof.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property or intellectual property of any third party as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

4.15 Tax

(a) .

(a) The Company has timely filed with the appropriate Governmental Body all Tax Returns that the Company was required to have filed.  All Tax Returns filed by the Company are true, correct and complete in all respects.  All Taxes owed (or required to be remitted) by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body.

(b) No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.  To the Company's Knowledge, there are no Encumbrances on any of the assets of the Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.  Schedule 4.15 (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by the Company or Seller, (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof and (vi) contains a complete and accurate description of all material Tax elections that were made by or on behalf of the Company.  The Company has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Company during the six-year period ending on the date hereof.

(c) The Company (i) has never been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (iii) does not have any liability for Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise, and (iv) has never been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.

(d) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for a tax-free treatment under Code Section 355.

(e) To the Company's Knowledge, the Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

(f) To the Company's Knowledge, there is no basis for any Governmental Body to, and neither Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Body to, assess any additional Taxes for any period.  There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of the Sellers or Company has Knowledge.  The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax.  No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect.

(g) The unpaid Taxes of the Company (i) did not, as of the Interim Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Statement (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the Interim Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(h) The Company has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or (ii) a “tax shelter” as defined in Code Section 6111 and the Treasury Regulations thereunder.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date, including as a result of: (i) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) change in method of accounting under Code Section 481(c); (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Code Section 1502; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j) Schedule 4.15 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which the Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and the Treasury Regulations thereunder.  Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code Section 409A, the Treasury Regulations thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code Section 409A from the period beginning on the adoption of such nonqualified deferred compensation plan.

4.16 Legal Compliance.

(a) The Company is, and since January 1, 2012, has been, in compliance in all material respects with all applicable Laws and Permits.  No Proceeding is pending, nor since January 1, 2012, has been filed or commenced, against the Company alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of any Law or Permit.  The Company has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Company.

(b) Schedule 4.16 contains a complete and accurate list of each Permit held by the Company that is material to the Business or that otherwise is material to the Business or any asset owned or leased by the Company and states whether each such Permit is transferable.  Each Permit listed or required to be listed on Schedule 4.16 is valid and in full force and effect.  Each Permit listed or required to be listed on Schedule 4.16 is renewable for no more than a nominal fee and, to the Company’s Knowledge, there is no reason why such Permit will not be renewed.  The Permits listed on Schedule 4.16 constitute all of the Permits necessary to allow the Company to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

4.17 Litigation

.  There is no Proceeding pending or, to the Company’s Knowledge, threatened or anticipated relating to or affecting (a) the Company or the Business or any asset owned or used by the Company or (b) the Transactions.  To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $10,000.  There is no outstanding Order to which the Company or any asset owned or used by it is subject.  Schedule 4.17 lists all Proceedings pending at any time since January 1, 2012, in which the Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2012, in which the Company has been a plaintiff.  Schedule 4.17 lists all Orders in effect at any time since January 1, 2012, to which the Company has been subject or any asset owned or used by the Company is subject.

4.18 Service Warranties

.  Each service provided by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties.  The Company has not had any Liability (and there is no basis for any present or future Proceeding against the Company that could give rise to any Liability) for replacement or repair or other damages in connection therewith.  Schedule 4.18 lists (i) all Contracts which contain warranties extended beyond 12 months, (ii) all warranty claims made against the Company in excess of $10,000 since January 1, 2012 and (iii) any guaranty, warranty or indemnity provided by the Company not consistent with past practice or that could reasonably have a claim in excess of $10,000.  The Company has not had any Liability (and there is no basis for any present or future Proceeding against the Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of any service provided by the Company.

4.19 Environmental

.  To the Company's Knowledge, the Company has complied and is in compliance with all Environmental Laws.  No Permits are required pursuant to any Environmental Law for the occupation of the facilities or operation of the business of the Company.  The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.

4.20 Employees.

(a) With respect to each employee and independent contractor of the Company, Schedule 4.20(a) sets forth the name, job title, current rate of direct compensation, date of commencement of employment or engagement, and, as to employees, sick and vacation leave (both number of days and USD equivalent) that is accrued and unused.  The Active Employees are employed by the Company and constitute those Persons necessary to run the Business at Closing.  No Active Employee has provided oral or written notice of any plans to terminate employment with its employer.

(b) There are no pending, or to the Company’s Knowledge, threatened, Proceedings with respect to the Company under any Laws relating to or arising out of any employment relationship with its employees.  The Company is not subject to any settlement or consent decree with any present or former employee, labor union or Governmental Body relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.

(c) The Company is, and since January 1, 2012 has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.

(d) All employees and former employees of the Company have been, or will have been on or before the Closing Date, paid in full for, or the Company shall have properly accrued for, all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Closing, payable in accordance with the obligations of the Company under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which the Company is a party, or by which the Company may be bound.

(e) To the Company’s Knowledge, no employee, officer or director of the Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

4.21 Employee Benefits.

(a) Schedule 4.21 identifies each Company Benefit Plan.

(b) The Company does not have any ERISA Affiliate with respect to any of the Company Benefit Plans.

(c) True, correct and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been delivered or made available to the Buyer.  There has also been delivered or made available to the Buyer, with respect to each Company Benefit Plan and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Body with respect to each such plan, including all applicable schedules and audited financial statements attached thereto; (ii) each insurance contract and other funding agreement, and all amendments thereto; (iii) the most recent summary plan description and any summaries of material modifications thereto, as well as the most recent notices to participants and beneficiaries required by applicable Laws; (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under applicable Laws; (v) the most recent determination letter or opinion letter issued by the IRS; and (vi) all other contracts that are material to the Company Benefit Plan.

(d) The Company does not contribute to or have any obligation to contribute to, and no Company Benefit Plan is, a plan subject to Title IV of ERISA, ERISA Section 302 or Code Section 412.  No Company Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Code Section 501(c)(9), and each Company Benefit Plan that is an employee welfare benefit plan under ERISA Section 3(1) either (i) is funded through an insurance policy or contract and is not a “welfare benefit fund” within the meaning of Code Section 419, or (ii) is unfunded. The Company is not a party to any split dollar life insurance policy or arrangement, and except as set forth on Schedule 4.21, no Company Benefit Plan providing vacation or paid time off provides for carryover of vacation or paid time off from one calendar year to the next.

(e) The Company has substantially performed in all material respects all obligations, whether arising by operation of any applicable Laws or by contract, required to be performed by it in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans.  All contributions required to be made by the Company to the Company Benefit Plans pursuant to their terms and provisions or pursuant to applicable Laws have been made timely. The Company has not incurred, and no facts exist which reasonably would be expected to result in, any liability (direct or indirect by virtue of indemnification or otherwise) to the Company with respect to any Company Benefit Plan, including any liability, tax, penalty or fee under ERISA, the Code or any applicable Laws (other than to pay premiums, contributions or benefits in the ordinary course).

(f)   Except as otherwise set forth on Schedule 4.21:

(i) each Company Benefit Plan has been established, documented, administered and operated in compliance in all material respects with applicable Laws and its governing documents;

(ii) all reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Bodies, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in substantial compliance with applicable Laws in a timely manner;

(iii) each of the Company Benefit Plans intended to be qualified under Code Section 401(a) (A) satisfies in all material respects the requirements of such Code section, (B) is maintained in all material respects pursuant to a prototype document approved by the IRS, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been timely amended in all material respects as required by applicable Laws, (D) has not been amended or operated in a way which would adversely affect such qualified status and (E) has not experienced a termination or partial termination of the plan within the meaning of Code Section 411(d)(3);

(iv) there are no Proceedings pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

(v) no act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under ERISA Section 409, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of ERISA Section 502 or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vi) there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Body;

(vii) except as otherwise provided in this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company to make a larger contribution to, or pay greater amounts or benefits under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights, service credits or other benefits or payments under any Company Benefit Plan; and

(viii) no Company Benefit Plan is a “multiple employer plan” within the meaning of Code Section 413(c).

(g) Except as otherwise set forth on Schedule 4.21, in connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement which, in the aggregate and with respect to the Company, and its employees and other service providers, would be reasonably likely to result in an imposition of sanctions under Code Section 280G and Section 4999, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(h) Each Company Benefit Plan which is an “employee benefit plan,” as such term is defined in ERISA Section 3(3), may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(i) Except to the extent required pursuant to Code Section 4980B(f) and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and the Company is not

(j)  contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

4.22 Customers and Suppliers.

(a) With respect to each of the three fiscal years most recently completed prior to the date hereof, Schedule 4.22 lists the five largest (by dollar volume) customers of the Company during each such period (showing the dollar volume for each) (the “Major Customers”).  No event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relations of the Company with any Major Customer or any supplier.  No Major Customer or supplier has notified the Company of plans to terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate.

(b) Except to the extent set forth on Schedule 4.22, the Company is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Major Customers or suppliers.

4.23 Transactions with Related Persons

.  Except as set forth in Schedule 4.23, for the past three years, neither any shareholder, officer, director or employee of the Company nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with the Company or (c) engaged in competition with the Company.  Except as set forth in Schedule 4.23, neither any shareholder, officer, director or employee of the Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Company or (ii) has any Indebtedness owing to the Company.  Except as set forth in Schedule 4.23, the Company has not had (A) any claim or right against any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) any Indebtedness owing to any shareholder, officer, director or employee of the Company or any Related Person of any of the foregoing.

4.24 Indebtedness and Guaranties

.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to the Buyer.  The Closing Date Debt is listed on Schedule 4.24 and accurately reflects all amounts necessary to discharge the amounts of Indebtedness outstanding immediately prior to the Closing.  The Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

4.25 Capital Expenditures

  Attached to Schedule 4.25 are (a) a list of the Company’s capital expenditures in excess of $2,000 for its three prior fiscal years and the current fiscal year through the Interim Date and (B) the Company’s budgets for capital expenditures for its current fiscal year and the following fiscal year.  Except as set forth on Schedule 4.25, there are no capital expenditures that the Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted.  The Company has not foregone or otherwise materially altered any planned capital expenditure as a result of the Seller’s decision to enter into the Transactions or otherwise sell or dispose of the Business.

4.26 Insurance

.  Schedule 4.26 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which the Company is a party, a named insured, covered or otherwise the beneficiary of coverage:  the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage.  The Company has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of the Company for any insurance policy.  All premiums relating to the Insurance Policies have been timely paid.  Schedule 4.26 describes any self-insurance arrangements affecting the Company.  The Company has been covered during the past 4 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  The Company is in compliance with all premium obligations and to the Company's Knowledge the Company is not in default of any of its obligations relating to insurance created by Law or any Contract to which the Company is a party.  The Company has delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

4.27 No Acceleration of Rights and Benefits

.  The Company has not made, nor is the Company obligated to make, any payment to any Person in connection with the Transactions or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions.

4.28 Brokers’ Fees

.  The Company shall not have any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

4.29 Disclosure

.  No representation or warranty contained in this Article IV and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Company's Knowledge, there is no impending change in the Business or in the Company’s competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business, that (a) has not been disclosed in the Schedules to the representations and warranties in this Article IV and (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or any Material Adverse Effect.  Buyer acknowledges and agrees that in entering into this Agreement (or any Schedule related thereto) it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Sellers or any Person acting on Seller's behalf, other than those expressly set forth in this Agreement (or any Schedule related thereto) and that it will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement (or any Schedule related thereto).

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as follows:

5.1 Organization and Authority

.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement.  Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2 No Conflicts

.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer.  The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

5.3 Alpine 4 Stock

.  The Securities Consideration will be duly authorized and validly issued and, upon the issuance of the Securities Consideration as set forth in Section 2.2(b), will be fully paid, nonassessable and free of preemptive rights.  Buyer has filed in a timely manner all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  None of the forms, reports or documents filed by the Buyer with the SEC, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements filed in connection with reports and documents required to be filed by Buyer with the SEC present fairly the financial condition and results of operations of Buyer and Buyer is not aware of any shortcomings in any forms, reports or documents filed by the Buyer with the SEC, including any financial statements or schedules included or incorporated by reference therein.

5.4 No Undisclosed Liabilities

.  The Buyer has not incurred any Liability (and no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on Buyer's last balance sheet filed with the SEC and publicly available, and (b) current Liabilities incurred in the Ordinary Course of Business since the Buyer's last financial statements filed with the SEC and publicly available (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

5.5 Legal Compliance

.  The Buyer is, and since Buyer's last financial statements filed with the SEC and publicly available has been, in compliance in all material respects with all applicable Laws and Permits.  No Proceeding is pending, nor since such time of Buyer's last financial statements filed and publicly available, has been filed or commenced, against the Buyer alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Buyer of any Law or Permit.  The Buyer has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Buyer of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Buyer.

5.6 Litigation

.  There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to, affecting, or otherwise delaying, interfering or preventing the Transactions or materially impacting the Buyer or the Buyer's financial condition or operations.  To the Buyer's Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $100,000.  There is no outstanding Order to which the Buyer is subject.

5.7 Absence of Certain Changes

.  Since September 30, 2014, there has not been any Buyer Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.

5.8 Brokers’ Fees

.  The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Sellers could be liable.

5.9 Investment Intent

.  The Buyer is acquiring the Membership Interests purchased hereunder for its own account and not with a view to distribution of such Membership Interests in violation of the Securities Act.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Buyer’s Obligations

.  The Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a)  (i)           all of the representations and warranties of the Company and the Sellers in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty is made as of an earlier specific date, in which case such representation or warranty must have been and must be accurate in all respects as of such date, and (ii) the Company and the Sellers must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing.

(b) each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) Certificates or other documentation representing all of the Membership Interests  of the Company, free and clear of any Encumbrances, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer;

(ii) The minute books, the stock certificate books and the stock ledger of the Company;

(iii) The Consulting Agreement, executed by Kort Potter;

(iv) The Consulting Agreement, executed by Barnaby Baker;

(v) A certificate of the secretary of the Company, in form and substance reasonably satisfactory to the Buyer, certifying that with respect to it (A) attached thereto are a true, correct and complete copy of (1) its articles of organization certified as of a recent date by the Secretary of State of its state of incorporation and its Operating Agreement, (2) to the extent applicable, resolutions duly adopted by its board of managers and members authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of it from its state of incorporation and a certificate of existence or good standing as of a recent date of it from each state in which the failure to be duly qualified would constitute a Material Adverse Effect;

(vi) Legal opinion of Sellers’ Counsel in substantially the form set forth in Appendix A;

(vii) a certificate of each Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b); and

(viii) such other documents as the Buyer and Sellers reasonably agree are necessary for the purpose of (A)  evidencing the accuracy of each Seller’s and the Company’s representations and warranties, (B) evidencing each Seller’s and the Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by each Seller and the Company, or (C) evidencing the satisfaction of any condition referred to in this Section 6.1.

(c) there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(d) the Board of Directors of the Buyer shall have approved the Transactions;

(e) each of the Company and each of the Sellers shall have used commercially reasonable efforts to preserve intact the Business and their relationships with the Company’s employees, customers, agents and all other Persons reasonably related to the Business in a manner consistent with past practices or in the Ordinary Course of Business;

(f) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(g) all Indebtedness owed to the Company by Sellers or any Related Person of the Sellers must have been paid in full by such Person; and

(h) the Company shall have a cash balance of $300,000 at the time of the closing, and there shall be no other material adverse change to the Company’s working capital, from what is reflected in the Company’s unaudited balance sheet dated September 30, 2014.

6.2 Conditions to each Seller’s Obligations

.  The obligations of each Seller to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by such Seller, of the following conditions:

(a) all of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, and (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing.

(b) each of the following documents must have been delivered to the Sellers:

(i) The Cash Consideration;

(ii) Two certificates, each representing 1,250,000 shares of Alpine 4 restricted Common Stock, representing the Securities Consideration (subject to Section 7.6 below); and

(iii) The Consulting Agreements, executed by the Company, as applicable.

(c) the sale of the Membership Interests by the Sellers to the Buyer will not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof; and

(d) Any required documents for exemption for registration of the Securities Consideration.

ARTICLE VII

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1 Litigation Support

.  If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such Party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and be available for testimony and provide access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 8.1 without regard to Section 8.4).

7.2 Transition

.  Neither Seller will take any affirmative action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any the Company from maintaining the same relationships with the Company after the Closing as it maintained prior to the Closing.

7.3 Confidentiality

.  Until February 28, 2020, each Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer and the Company, except in connection with this Agreement or with the prior written consent of the Buyer.  The covenants in this Section 7.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by a Seller or its Affiliates or Representatives or, to the Knowledge of either Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b)  such Seller is required to disclose by applicable Law; provided, however, that such Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure.  At any time that the Buyer may request, such Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

7.4 Consulting Agreement

.  Each Seller expressly understands, acknowledges, and agrees that his entry into the BOD/Consulting Agreement with the Buyer, and his continued service with the Company during the term of the Consulting Agreement was an integral part of the transaction contemplated by this Agreement.  As such, each Seller agrees that in the event that he terminates his relationship with the Company without Good Reason (as defined in the Consulting Agreement pursuant) each such Seller shall be required to return to the Buyer as liquidated damages the Securities Consideration (irrespective of whether such shares have been sold) within ten (10) days of his termination of the Consulting Agreement.

7.5 Compliance with Laws

.  The Buyer will remain in compliance in all material respects with all applicable Laws and Permits, including continuing to comply with all securities laws and the SEC's reporting requirements.

7.6 Securities Consideration.  The Parties agree that if they are not delivered at closing, Buyer shall deliver to such Seller within 30 days of the Closing the certificate(s) representing the Securities Consideration.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Seller

. After the Closing and subject to the terms and conditions of this Article VIII:

(a) Each Seller will indemnify and hold harmless the Buyer, the Company and any Subsidiaries and their respective Affiliates (other than such Seller and the Seller’s Related Persons) and Representatives (other than the Seller) (collectively, “Buyer Indemnitees”) from, and pay and reimburse each Buyer Indemnitee for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Seller in Article III; or (ii) any breach of any covenant or agreement of such Seller in this Agreement.

(b) Each Seller will indemnify and hold harmless each Buyer Indemnitee from, and pay and reimburse each Buyer Indemnitee for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by such Seller, or the Company in this Agreement (other than in Article III); (ii) any breach of any covenant or agreement of the Company in this Agreement; (iii) all Liabilities of, or arising from the conduct of, the Company existing at the Closing, or arising out of events or circumstances occurring prior to the Closing; (iv) any claim by such Seller or any Person claiming through or on behalf of such Seller arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon instructions from or notices given by such Seller; or (v) any matter set forth on Schedule 8.1

8.2 Indemnification by the Buyer

.  After the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify and hold harmless the Sellers from, and pay and reimburse the Sellers for, all Losses, directly or indirectly, relating to or arising from:  (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Buyer in this Agreement; (b) any breach of any covenant or agreement of the Buyer in this Agreement; or (c) any claim by the Buyer Indemnitees or any Person claiming through or on behalf of the Buyer Indemnitees arising out of or relating to any act or omission by such Seller or any other Person in reliance upon instructions from or notices given by the Buyer or any other Buyer Indemnitees.

8.3 Survival and Time Limitations

.  All representations, warranties, covenants and agreements of the Buyer, Company and the Sellers in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Buyer notifies such Seller of such a claim on or before December 31, 2016; provided, however, that (a) any claim relating to Section 4.19 (environmental) or 4.21 (employee benefits) may be made at any time until December 31, 2018, (b) any claim relating to Section 4.15 (taxes) may be made at any time until the date 45 days after the expiration of the statute or period of limitations (including up to two (2) extensions of such statute or period of limitations) applicable to Third-Party Claims with respect thereto and (c) any claim relating to Article III (the Seller) or Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.7 (no undisclosed liabilities), 4.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation.  The Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Seller notifies the Buyer of such a claim on or before December 31, 2016; provided, however, that any claim relating to Section 5.3 (Alpine 4 stock), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation.  If the Buyer or the Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

8.4 Limitations on Indemnification by the Seller

s.  Neither Seller will have any Liability with respect to the matters described in Section 8.1(b)(i) until the total of all Losses with respect to such matters exceeds $5,000 (the “Basket”), at which point the Sellers will be obligated to indemnify for only Losses exceeding the Basket; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.15 (taxes), 4.7 (no undisclosed liabilities), 4.8 (title to assets), or 4.28 (brokers) will not be subject to or counted towards the Basket.  Each Seller’s maximum aggregate Liability with respect to the matters described in Section 8.1(b)(i) will be limited to an amount equal to the total Cash Consideration paid for the transaction to such Seller (the “Cap”); provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.7 (no undisclosed liabilities), 4.8 (title to assets), 4.14 (intellectual property), 4.15 (taxes), 4.16 (legal compliance), 4.17 (litigation), 4.19 (environmental) or 4.28 (brokers) will not be subject to the Cap.  This Section 8.4 will not apply to any fraudulent or intentional breach of any representation or warranty.

8.5 Claims Against the Company

.  Following the Closing, neither Seller may assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Sellers under Section 8.1.  Each Seller agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company by reason of the fact that such Seller was a stockholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or the Company against the Sellers or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise).

8.6 Third-Party Claims.

(a)
If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party must notify the Indemnifying Party (or the Seller, in the case of the Seller) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b)
Upon receipt of the notice described in Section 8.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

30

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 8.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.  If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.

(d) If any condition in Section 8.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.7 Other Indemnification Matters

.  Any claim for indemnification under this Article VIII must be asserted by providing written notice to the Sellers (or the Buyer, in the case of a claim by a Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

8.8 Exclusive Remedy

.  After the Closing, this Article VIII will provide the exclusive legal remedy for the matters covered by this Article VIII, except for claims based upon fraud or as contemplated in Section 7.4.  This Article VIII will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.

ARTICLE IX

TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

9.1 Tax Indemnification.

(a) The Sellers shall pay, reimburse and indemnify the Company, the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before December 31, 2014 (the “Prior Tax Period”), and (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule, or regulation relating to the Prior Tax Period.  The indemnification under this Section 9.1 shall not be subject to the indemnification deductible and limit set forth in Section 8.4 or elsewhere in this Agreement.  The Sellers shall pay the Buyer, or the Company at the Buyer’s instruction, for any Taxes that are the responsibility of the Sellers pursuant to this Section 9.1 at least 5 days prior to payment of such amounts by the Buyer or the Company.  To the extent it is commercially and legally reasonable to do so, the Buyer agrees that in exercising any discretionary powers under this Section 9.1 it will do so in a manner that does not materially prejudice the Sellers from a tax perspective.

(b) Buyer and the Company agree to pay, reimburse, and indemnify the Sellers and hold him harmless from and against Losses resulting from or attributable to all Taxes (or the non-payment thereof) of the Company for all Taxable periods commencing on or after January 1, 2015.

9.2 Tax Periods Ending on or Before the Closing Date

.  The Sellers will cause to be prepared, by an accounting firm approved by the Buyer, which approval shall not be unreasonably withheld, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date, and the Buyer will file or cause to be filed all such Tax Returns.  The Sellers will permit the Buyer to review, comment on and approve, which approval shall not be unreasonably withheld, each such Tax Return described in the preceding sentence prior to filing.  The Sellers will pay, reimburse and indemnify the Buyer and the Company for the Taxes on such Tax Returns in accordance with Section 9.1(a).

9.3 Tax Periods Beginning Before and Ending After the Closing Date

.  The Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Company fortax periods beginning before and ending after the Closing Date.  The Buyer will permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.  The Sellers will pay, reimburse and indemnify the Buyer and Company for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 9.1(b)) in accordance with Section 9.1(a).

9.4 Cooperation on Tax Matters

.  The Buyer, the Company and the Sellers will cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing and preparation of Tax Returns pursuant to this Article IX and any Proceeding related thereto.  Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Sellers agree that the Company will retain all books and records with respect to Tax matters pertinent to such Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

9.5 Certain Transfer Taxes

.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest thereon (collectively, the “Transfer Taxes”), incurred in connection with this Agreement or the Transactions will be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X

MISCELLANEOUS

10.1 No Third-Party Beneficiaries

.  This Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.2 Entire Agreement

.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.3 Successors and Assigns

.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Sellers may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Seller’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer.  The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to the Company, or any acquirer of a material portion of the businesses or assets of the Buyer or the Company, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or the Company as security for obligations to such lender.

10.4 Counterparts

.  This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.5 Notices

.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers (or to the Company prior to the Closing):

Kort Potter
Barnaby Baker
Clean Choice Solar
119 Maple Street, Unit M
Corona, CA 92880
Email:

with a copy (which shall not constitute notice) to:

[counsel]

Attn:
Fax:
Phone:

If to the Buyer:

Alpine 4 Automotive Technologies Ltd.
15589 N. 77th Street, Suite B
Scottsdale, AZ 85260
Phone:  855-777-0077 ext 801
Attn:  Kent Wilson, CEO

with a copy (which shall not constitute notice) to:

Kirton McConkie PC
60 E. South Temple, Suite 1800
Salt Lake City, Utah 84111
Fax:  (801) 212-2187
Phone:  (801) 328-3600
Attn:  C. Parkinson Lloyd, Esq.

10.6 Jurisdiction; Service of Process

.  EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT), (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT) IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

10.7 Venue; Waiver of Jury Trial..

(a) (b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE CITY OF PHOENIX AND COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(b).

10.8 Governing Law

.  This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Arizona without giving effect to any choice or conflict of law principles of any jurisdiction.

10.9 Amendments and Waivers

.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Sellers.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10 Severability

.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Expenses

.  The Company will bear all expenses incurred by the Company or any Representative of the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Company prior to the Closing Date.  The Sellers will bear all expenses incurred by the Sellers or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.  Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

10.12 Construction

.  The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

10.13 Specific Performance

.  Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

10.14 Further Assurances

.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

10.15 Public Announcement

.  Because the Buyer is a publicly reporting company, Sellers agree that upon closing, Buyer shall have the right to make such announcement, and provide such details about the purchase of the Membership Interests by the Buyer from the Sellers as Buyer deems appropriate, provided that Buyer show to the Sellers such announcement prior to making such.  Sellers further agree that they shall not make any other announcement of this Agreement or the transaction contemplated hereby or by the Transaction Documents without the prior approval of the Buyer.

[Signature page follows.]

The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

“Buyer”:

ALPINE 4 AUTOMOTIVE TECHNOLOGIES, LTD.

By:           /s/ Kent B. Wilson
Name:    Kent B. Wilson
Title:   Chief Executive Officer

“Sellers”:

/s/ Kort Potter

Kort Potter

Wire Information:

Name: KP Platinum Enterprises LLC

Bank:

Account:

Routing:

/s/ Barnaby Baker

Barnaby Baker

Wire Information:

Name: Barnaby Enterprises LLC

Bank:

Account:

Routing:

“Company”:

CLEAN CHOICE SOLAR, LLC

By:           /s/ Kort Potter

Name:        Kort Potter

Title:           Managing Member

SCHEDULE 1

OWNERSHIP INTERESTS OF MEMBERS

Name                                           Percentage Interest

Kort Potter                                    50%
Barnaby Baker                             50%

APPENDIX A

FORM OF LEGAL OPINION

EXHIBIT A

BOD/CONSULTING AGREEMENTS

EXHIBIT B

ASSETS

Goodwill
Customer Lists
Vendor Agreements
Installer Agreements
Banking Relationships and Agreements
FF&E
2006 Ford E-350 White Passenger Van VIN#________________
2005 Ford Explorer Gold SUV VIN#________________
Computers & Electronics
-1 Flat Screen TV
-6 Chromebook computers
-4 Lap tops
-1 Sony Touchscreen Desktop PC
-10 ipads
-2 laserjet printers
-2 ink jet printers
-2 Document Scanners
All Office Furniture
-1 Board Room Table
-6 Board room chairs
-4 Wooden Desks
-2 White Executive Desks
-2 Executive Office Chairs
-4 White Boards
-2 Frosted Glass marker boards
-8 complete Office Cubicles with chairs
-2 White Media Cabinets
-4 Place telemarketing station and chairs
-Filing Cabinets
-Storage Cabinets
-Plants
-Trash bins
-Mini Fridge
-18 cu. ft black refrigerator
-Keurig Coffee Machine
-Microwave
Uniforms
-Misc. Men’s and Women’s button up and polo Clean Choice Solar Shirts
Trade Show Booth
-10X20 truss display booth with banners, flooring, graphics, and carrying cases
Inventory